Exhibit 10.2

EXECUTION COPY

AGREEMENT

This AGREEMENT (this “Agreement”), dated as of June 2, 2014, is made and entered into by and among CVC Capital Partners Advisory (U.S.), Inc. (“CVC”), GIC Special Investments Pte. Ltd. (“GIC” and together with CVC, the “Investors”), Endurance Specialty Holdings Ltd., a Bermuda exempted company (the “Company”), and, solely for purposes of Sections 3, 4, 6, 7, 8, 9, 10, 11 and 12, CVC European Equity Partners V (A) L.P., CVC European Equity Partners V (B) L.P., CVC European Equity Partners V (C) L.P., CVC European Equity Partners V (D) L.P., and CVC European Equity Partners V (E) L.P. (each a “CVC Investor” and collectively, the “CVC Investors”), and Cliff Investment Pte. Ltd. (the “GIC Investor”).

RECITALS

WHEREAS, pursuant to that certain Equity Commitment Letter, dated as of January 28, 2014 (the “Equity Commitment Letter”), by and among the CVC Investors, the GIC Investor and the Company, the CVC Investors, through a single, newly formed investment vehicle organized as a Cayman Islands limited partnership (the “CVC Purchaser”), and the GIC Investor, severally and not jointly, committed to purchase newly issued ordinary shares, par value $1.00 per share, of the Company (the “Ordinary Shares”), for an aggregate purchase price equal to $1.05 billion (the “Aggregate Commitment”), on the terms and subject to the conditions described therein (the “Investment”), the proceeds of which were to be used to partially fund the cash portion of an acquisition by the Company of Aspen Insurance Holdings Limited (“Aspen”) (the “Acquisition” and together with the Investment, the “Transaction”);

WHEREAS, the CVC Investors, the GIC Investor and the Company desire to terminate the Equity Commitment Letter in accordance with Section 3 hereof;

WHEREAS, the Company desires to reimburse the Investors for certain expenses incurred by the Investors, and their respective “affiliates” (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in connection with the Transaction; and

WHEREAS, in the event the Acquisition is consummated, the Company desires to grant the Equity Option Investors (as defined below) the Equity Investment Option (as defined below), and a right of first refusal with respect to certain equity capital raises made by the Company in connection with the financing or refinancing of the cash portion of the consideration to be paid to Aspen shareholders in the Acquisition.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Equity Investment Option.

(a) In the event the Company enters into a definitive written agreement to acquire or acquires 95% or more of the ordinary shares of Aspen on a fully diluted basis (including, without limitation, by merger, consolidation, reorganization, exchange offer, scheme of arrangement, amalgamation or otherwise, or a series of related transactions) (an “Acquisition Transaction”) on or prior to December 31, 2014, and such Acquisition Transaction closes pursuant to its terms (the date on which such Acquisition Transaction closes, the “Acquisition Transaction Closing Date”), CVC and its Permitted Assignees (as defined below) (collectively, the “Equity Option Investors”) shall have the irrevocable right, but not an obligation, severally and not jointly, upon delivery of a written notice to the Company not later than 5:00 p.m., New York City time, on the sixtieth (60th) day following the Acquisition Transaction Closing Date (such notice, the “Equity Investment Exercise Notice”), to elect to make an equity investment of $250,000,000 in the Company in the aggregate (not more or less) (the “Equity Investment Amount”), via the structure and with the principal terms described in the term sheet attached hereto as Exhibit A (the “Equity Investment Option”). If an equity investment is made by the Equity Option Investors pursuant to this Section 1(a), it shall be allocated among the Equity Option Investors as set forth in the Equity Investment Exercise Notice; provided, however, that the allocation to any Permitted Assignee or its affiliates shall not exceed 35% of the Equity Investment Amount in any case. In no case shall the Equity Investment Option be assigned or allocated or participations or sub-participations be granted to any person or entity other than the Equity Option Investors. For purposes of this Agreement, “Permitted Assignee” means any fund, investment vehicle or other entity managed, advised, controlled by, or under 80% common ownership with CVC and their respective investment committees, boards of managers, boards of directors and general partners.

(b) In the event the Company enters into a definitive written agreement with respect to or completes an Acquisition Transaction on or prior to December 31, 2014, and such Acquisition Transaction closes pursuant to its terms, the Equity Option Investors and their respective Representatives (as defined below) shall be entitled to conduct reasonable due diligence on the combined company resulting from such Acquisition Transaction during the sixty (60) day period following the Acquisition Transaction Closing Date. The Company shall cause its Representatives to reasonably cooperate with, and shall make the management of the combined company reasonably available to, the Equity Option Investors and their respective Representatives in connection with such due diligence review. For purposes of this Agreement, “Representative” shall mean with respect to any person or entity, such person’s or entity’s directors, officers, employees, controlled affiliates, advisors, representatives and agents.

(c) If the Equity Investment Option is duly exercised, the Company and the Equity Option Investors will negotiate in good faith an investment agreement containing the principal terms set forth on Exhibit A attached hereto.

Section 2. Alternative Transaction Fee. In the event any person or entity (other than the CVC Investors or their affiliates) enters into a definitive written agreement to acquire or acquires (including, without limitation, by merger, consolidation, reorganization, exchange offer, scheme of arrangement, amalgamation or otherwise, or a series of related transactions) more than 40% of the capital stock of the Company on or prior to December 31, 2014, upon the closing of such transaction or series of related transactions, the Company shall pay to CVC an amount equal to $26,250,000, less the amount of any expense reimbursement paid to CVC or GIC or any of their respective affiliates in connection with the Transactions.

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Section 3. Equity Commitment Letter Termination and Related Matters.

(a) Effective immediately, the Equity Commitment Letter shall be terminated, and except as set forth in Section 3(b) of this Agreement no party thereto shall have any rights or obligations thereunder. As a result of the termination of the Equity Commitment Letter, (i) none of the CVC Investors, the CVC Purchaser, the GIC Investor, GIC or any of their respective affiliates shall have any right or obligation to purchase any securities of the Company pursuant to the Equity Commitment Letter and (ii) the Company shall be free to pursue the Acquisition, including the financing thereof, in any manner it so determines.

(b) Sections 5 (Indemnification), 7 (Confidentiality), 8 (Third Party Beneficiaries; Amendment; Waiver), 9 (Termination), 11 (Governing Law; Jurisdiction; Venue; Waiver of Jury Trial), 12 (No Recourse), 13 (Entire Agreement), 14 (Counterparts) and 15 (Notices) of the Equity Commitment Letter shall survive the termination thereof provided for under Section 3(a) of this Agreement.

(c) To the fullest extent permitted by applicable law, each party hereto, on behalf of itself, its subsidiaries and affiliates and their respective future, present and former directors, officers, shareholders, partners, members, employees, agents, attorneys, successors and assigns, hereby unequivocally, knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, remises, exculpates, acquits and forever discharges each other party hereto, each other party’s subsidiaries and affiliates and their respective future, present and former directors, officers, shareholders, partners, members, employees, agents, attorneys, successors and assigns from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, setoffs, debts, demands, damages, costs, expenses, compensation and liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at law or in equity, which such party had, has, or may have based upon, arising from, in connection with or relating to the Equity Commitment Letter, any agreement or instrument delivered in connection therewith or the transactions contemplated thereby; provided, however, that the foregoing shall not limit the rights and obligations of the parties hereto (i) under this Agreement or (ii) under the Equity Commitment Letter which survive the termination thereof as provided in Section 3(b) of this Agreement. Each party hereto shall refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any legal or arbitral proceeding of any kind against any person or entity released under this Section 3(c) based upon any matter released under this Section 3(c).

(d) The Company, CVC and GIC shall agree to a public statement regarding (i) the Equity Commitment Letter and the termination thereof and (ii) the transactions contemplated hereby (collectively, the “Covered Matters”). Other than with respect to the Covered Matters and customary background information regarding CVC or GIC, the Company shall provide to CVC or GIC a copy of any public statement to be made by the Company with respect to CVC or GIC, as applicable, reasonably in advance of the publication thereof, and

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allow CVC or GIC, as the case may be, a reasonable opportunity to review and comment on such public statement, and shall consider such comments in good faith and incorporate any reasonable comments timely provided, it being understood and agreed that the Company may repeat public statements made in accordance with this Section 3(d) without again providing them in advance to CVC or GIC, as the case may be.

(e) None of CVC, the CVC Investors, GIC, or any of their respective affiliates or Representatives (in the case of any Representative, so long as such person or entity is acting for or on behalf of the foregoing persons or entities) shall, from and after the date hereof through and including December 31, 2014, and during any additional period during which the Company is party to a definitive written agreement with respect to an Acquisition Transaction (even if after December 31, 2014), without the consent of a majority of the Company’s Board of Directors, assist, advise, act in concert or participate with or encourage others to, directly or indirectly: (i) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of, or economic exposure to, any of the assets, liabilities, businesses or securities of Aspen or any direct or indirect subsidiary thereof, or any rights or options (including through any economic, hedging or “short sale” transactions) to acquire such ownership or economic exposure (including from any third party) (provided, however, that this clause (i) shall not prohibit any acquisition of securities of Aspen or any direct or indirect subsidiary thereof made in the ordinary course of CVC’s or GIC’s portfolio investment operations, which shall in no case include acquisitions in the aggregate by CVC or GIC (together with its affiliates) in excess of 4.99% of the outstanding amount of any class of securities of Aspen or any direct or indirect subsidiary thereof) (provided that GIC and its affiliates (including its public operations and its investment operations) will not own in excess of 9.9% of Aspen’ ordinary shares on an aggregate basis); (ii) publicly (or privately) offer to enter into, or publicly (or privately) propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with Aspen or any direct or indirect subsidiary thereof; (iii) initiate any shareholder proposal or the convening of a shareholders’ meeting of or involving Aspen or any direct or indirect subsidiary thereof; (iv) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of Aspen or any securities convertible into, exchangeable for or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (v) otherwise seek or propose to influence, advise, change or control the management, board of directors (including proposing any director nominees), governing instruments, affairs or policies of Aspen or any direct or indirect subsidiary thereof; (vi) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person or entity (other than CVC, the CVC Investors, GIC or any of their respective affiliates subject to compliance with the foregoing clauses (i) through (vi)) with respect to any matter described in the foregoing clauses (i) through (vi) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of Aspen or any of its subsidiaries; (vii) request that the Company (or any of its affiliates) amend, waive, grant any consent under or otherwise not enforce any provision of this Section 3(e); or (viii) make any public disclosure, or

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take any action that could reasonably be expected to require the Investors or the Company to make a public disclosure, with respect to any of the matters set forth in this Section 3(e), other than any public disclosure by CVC, the CVC Investors, GIC or any of their respective affiliates which is required by judicial or governmental order, discovery request, subpoena or similar compelled process (other than any such process commenced by CVC, the CVC Investors, GIC or any of their respective affiliates). Notwithstanding the foregoing, CVC and the CVC Investors shall only be bound by the provisions of this Section 3(e) applicable to them and their respective affiliates and Representatives, and GIC shall only be bound by the provisions of this Section 3(e) applicable to GIC and its affiliates and Representatives.

Section 4. Expense Reimbursement.

(a) The Company shall pay or reimburse CVC and GIC for 75% of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, due diligence expenses and fees and expenses of their respective outside counsel, accountants and other professionals and consultants) incurred by the CVC Purchaser, the CVC Investors, CVC European Equity V Limited (the “CVC GP”), CVC, the GIC Investor and GIC in connection with evaluating, structuring or negotiating the Acquisition and the Investment (collectively, “Investor Expenses”) from November 1, 2013 through and including the day prior to the date of this Agreement; provided, however, except as set forth in the following sentence, the aggregate amount payable or reimbursable to the Investors pursuant to this Section 4(a) shall not exceed $3,000,000. Solely in the event the Company enters into a definitive written agreement with respect to, or completes, an Acquisition Transaction on or prior to December 31, 2014, then, upon (i) the closing of such Acquisition Transaction or (ii) if the definitive written agreement with respect to such Acquisition Transaction is terminated in accordance with its terms and the Company receives a termination fee or any expense reimbursement in respect of such termination, upon the receipt of such termination fee or expense reimbursement, the Company agrees to pay or reimburse CVC and GIC for 100% of their remaining Investor Expenses incurred since November 1, 2013 through and including the date of the closing of such Acquisition Transaction or the termination of the definitive written agreement with respect thereto, as the case may be (including any success fee payable to Aon Benfield Securities, Inc. (“Aon”) in connection with the Transaction and up to $150,000 to Aon for their reasonable and documented out-of-pocket costs and expenses relating to the financial advisory services provided to the Investors in connection with the Transaction, which shall not in any case be in respect of any indemnification obligations), up to an amount that shall not exceed $5,400,000 in the aggregate (inclusive of any amounts paid or payable pursuant to the first sentence of this Section 4(a)); provided, however, that the aggregate amount payable or reimbursable to the Investors pursuant to this sentence shall not exceed 75% of the amount of any such termination fee or expense reimbursement actually received by the Company in respect of such termination. In no event shall the Company be required to pay any Investor Expenses pursuant to this Section 4(a) prior to the fifth (5th) business day after its receipt of reasonable documentation evidencing such Investor Expenses.

(b) Other than as provided in Section 2 hereof, this Section 4 and Section 5 of the Equity Commitment Letter (Indemnification), the Company shall have no obligation to pay any fees and expenses of CVC, GIC, the CVC Purchaser, the CVC Investors, CVC GP, the GIC Investor or any of their respective affiliates or Representatives in connection with the Equity Commitment Letter or the transactions contemplated thereby.

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Section 5. Right of First Refusal.

(a) In the event the Company proposes to raise equity capital through the sale of equity securities or securities convertible into or exchangeable or exercisable for equity securities of the Company or other equity-linked securities (“Equity Capital”) to a third party investor or investors (collectively, a “Third Party Investor”), the purpose of which is to partially fund the cash portion of an acquisition of Aspen completed, or for which a definitive written agreement is entered into, on or prior to December 31, 2014, or to refinance any debt incurred by the Company in connection with any such acquisition (only to the extent the proceeds of any such refinancing are specifically earmarked for such purpose) (a “Private Equity Capital Raise”), the Company shall deliver to CVC a written notice (such written notice, a “First Refusal Notice”) stating that the Company proposes to conduct such Private Equity Capital Raise with such Third Party Investor and the material terms and conditions upon which the proposed Private Equity Capital Raise is to be made (the date on which CVC receives the First Refusal Notice, the “Notice Date”).

(b) With respect to any proposed Private Equity Capital Raise, the Equity Option Investors shall have the right (the “Right of First Refusal”), but not an obligation, to provide the Equity Capital for the full amount of such proposed Private Equity Capital Raise on the terms and conditions set forth in the First Refusal Notice by CVC delivering an irrevocable written notice of such election (an “Acceptance Notice”) to the Company no later than ten (10) days following the Notice Date (the “First Refusal Termination Date”); provided, however, in no event shall the Equity Option Investors have the right to provide Equity Capital to the Company in an aggregate amount in excess of the Aggregate Commitment.

(c) Upon receipt of a duly delivered Acceptance Notice, the Company and CVC shall negotiate in good faith to consummate the Private Equity Capital Raise within one hundred twenty (120) days of the delivery of such Acceptance Notice (which period may be extended upon the mutual agreement of the Company and CVC) (such period, as extended, the “First Refusal Closing Period”).

(d) To the extent that the Company and the Equity Option Investors do not consummate such Private Equity Capital Raise within the First Refusal Closing Period, the Acceptance Notice delivered by CVC shall be cancelled and be of no force or effect and the Company may proceed to complete any Private Equity Capital Raise in its discretion without any further notice to, or rights of, the Equity Option Investors or their respective affiliates.

(e) In the event CVC does not duly exercise the Right of First Refusal prior to the First Refusal Termination Date, the Company may proceed to closing the Private Equity Capital Raise with the Third Party Investor without any further notice to, or rights of, the Equity Option Investors or their respective affiliates; provided, that (i) such Private Equity Capital Raise is on substantially the same terms and conditions set out in the First Refusal Notice and (ii) the closing of the Private Equity Capital Raise occurs no later than one hundred twenty (120) days following the First Refusal Termination Date.

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(f) If any of the foregoing requirements of Section 5(e) are not satisfied with respect to the Private Equity Capital Raise being provided by the Third Party Investor, then, prior to the closing of such Private Equity Capital Raise or any new Private Equity Capital Raise, the Company shall provide a notice to CVC (which notice shall be a new First Refusal Notice), which Private Equity Capital Raise shall then be subject to the Equity Option Investors’ right of first refusal and this Section 5 shall apply thereto.

(g) Notwithstanding the foregoing, the Equity Option Investors shall have no right of first refusal as contemplated by this Section 5 in connection with issuances or sales of Equity Capital (i) to John Charman or an affiliate thereof, up to $25,000,000, (ii) to the two investors (identified in an e-mail sent by Endurance’s outside counsel to CVC’s outside counsel on May 31, 2014) or any of their respective affiliates, up to $100,000,000 in the aggregate, or (iii) in connection with a public offering of Company securities.

Section 6. Successors and Assigns; Assignment. This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right, benefit or obligation in or under this Agreement may be assigned by a party hereto without the prior written consent of the other parties hereto, except that CVC shall have the right to assign its rights and obligations pursuant to Section 1 or Section 5 hereof to a Permitted Assignee effective upon concurrent written notice to the Company; provided that no such assignment shall relieve CVC of its obligations hereunder.

Section 7. Entire Agreement. Other than the Confidentiality Agreement, dated November 17, 2013, between the Company and CVC (including the related letter agreement, dated November 18, 2013, between CVC and GIC), which shall remain in full force and effect in accordance with their terms, this Agreement (including the Exhibit and Schedule attached hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding between or among them (whether written or oral) with respect to such subject matter, including but not limited to the Equity Commitment Letter.

Section 8. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any conflict of law principles thereof that would require the application of the laws of another jurisdiction. Each party irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the courts of the State of New York and the United States of America, in each case located in the county of New York, New York, for such actions, suits or proceedings concerning the subject matter of this Agreement (and agrees not to commence any action, suit or proceeding concerning the subject matter of this Agreement except in such courts). Notwithstanding the foregoing, any party may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding concerning the subject matter of this Agreement in the courts of the State of New York and the United States of America, in each case in the

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county of New York, New York, and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Service of any process, summons, notice or document by U.S. registered mail to the applicable party’s address set forth in Section 10 herein (or in any other manner permitted by applicable law, including, in the case of any CVC Investor or the CVC GP, to the extent appointed, their respective registered agent in the United States for service of process) shall be effective service of process for any action, suit or proceeding brought against any party hereto, as applicable, in any court of competent jurisdiction concerning the subject matter of this Agreement.

(b) To the extent that any party hereto, or the property of any party hereto, has or hereafter may have or acquire any immunity from jurisdiction of any court or arbitral tribunal or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property by virtue of its relationship with, or any possible congruence with, any sovereign or sovereign entity, or any of a sovereign’s agents, representatives, employees or other individuals, such party: (i) agrees that the execution, delivery and performance by it of this Agreement constitutes private and commercial acts done for private and commercial purposes; (ii) agrees that, should any proceedings be brought against it or its assets in any jurisdiction in relation to this Agreement or any transaction contemplated hereby, including any action to enforce or execute upon a judgment or award arising out or relating to this Agreement, such party is not entitled to any immunity in respect of its obligations under this Agreement, and no such immunity from such proceedings (including, without limitation, immunity from service of process from suit, from the jurisdiction of any court, from an order or injunction of such court or the enforcement of same against its assets) shall be claimed by or on behalf of such party or with respect to its assets; (iii) waives, in any such proceedings, to the fullest extent permitted by law, any right of immunity which it or any of its assets now has or may acquire in the future in any jurisdiction; (iv) consents generally to the giving of any relief or the issue of any process in any jurisdiction in connection with proceedings permitted by Section 8(a) above (including, without limitation, pre-judgment attachment, post-judgment attachment, and the enforcement or execution against or in respect of any assets whatsoever irrespective of their use or intended use of any order or judgment that may be made or given in connection therewith); and (v) specifies that, for the purposes of this provision, “assets” shall be taken as excluding “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed at Vienna, April 18, 1961, “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963, and military property or military assets or property of such party.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

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OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

Section 9. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 10. Notices. All notices, requests, demands and other communications given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made: (a) as of the date delivered, when delivered personally; (b) on the date the delivering party receives confirmation, if delivered by cable, telecopy or facsimile; (c) two (2) business day after being sent by an internationally recognized overnight courier service (providing proof of delivery); or (d) three (3) business days after being mailed by certified or registered mail (return receipt requested, with postage prepaid), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to CVC or any CVC Investor, to:

c/o CVC Capital Partners Advisory (U.S.), Inc.

712 Fifth Avenue, 43rd Floor

New York, NY 10019

Attn:  Kamil M. Salame

Fax:   (212) 265-2375

with a copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:  Doug Warner

Fax:   (212) 310-8007

If to GIC or the GIC Investor, to:

c/o GIC Special Investments Pte. Ltd.

335 Madison Avenue, 24th Floor

New York, NY 10017

Attn:  R. Eric Wilmes

Fax:   (212) 468-1901

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With a copy (which copy shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn:  Asi Kirmayer

Fax:   (212) 839-5599

If to the Company, to:

c/o Endurance Services Limited

750 Third Avenue

New York, NY 10017

Attn:  Daniel Lurie

Fax:   (914) 206-4369

With a copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn:  Todd Freed

Richard Grossman

Fax:   (917) 777-2000

The parties hereto agree and acknowledge that, in the event of a change of any notice address set forth above, such party shall notify in writing all other parties hereto of such change no more than three (3) business days following such change.

Section 11. Third Party Beneficiaries; Amendment; Waiver. Except as set forth in Section 3(c) and Section 12 of this Agreement and Section 5 of the Equity Commitment Letter, this Agreement may be relied upon only by the parties hereto and nothing set forth in this Agreement shall be construed to confer upon or give any person other than the parties hereto any benefits, rights or remedies under or by reason of this Agreement, or any rights to enforce or to cause any party hereto to enforce any provisions of this Agreement. No amendment of any provision of this Agreement will be valid and binding unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed by the party against whom such waiver is sought to be enforced. No waiver by any party of any breach or violation of, or default under, this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 12. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of the parties hereto acknowledges and agrees that (a) notwithstanding that certain of the parties hereto may be partnerships, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against (i) any current or

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future director, officer, agent or employee of any party hereto, (ii) any direct or indirect holder of any equity interests or securities of any party hereto (whether such holder is a limited or general partner, member, shareholder or otherwise), or (iii) any affiliate of any party hereto, or any direct or indirect current or future director, officer, employee, partner, affiliate, member, controlling person, attorney or representative of any of the foregoing (each such person or entity in the foregoing clauses (i), (ii) or (iii), a “Related Person”), in each case whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Related Person under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or by their creation. The Related Persons shall be express third party beneficiaries of and may enforce this Section 12.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John Del Col
Name:	John Del Col
Title:	General Counsel and Secretary

CVC CAPITAL PARTNERS ADVISORY (US), INC.

By:	/s/ Kamil M. Salame
Name:	Kamil M. Salame
Title:	Partner, U.S. Head of Financial Institutions Group

GIC SPECIAL INVESTMENTS PTE. LTD.

By:	/s/ Eric Wilmes
Name:	Eric Wilmes
Title:	Authorized Signatory

Solely for purposes of Sections 3, 4, 6, 7, 8, 9, 10, 11 and 12:

CVC European Equity V Limited as general partner of CVC EUROPEAN EQUITY PARTNERS V (A) L.P.

By:	/s/ Carl John Hansen
Name:	Carl John Hansen
Title:	Director

CVC European Equity V Limited as general partner of CVC EUROPEAN EQUITY PARTNERS V (B) L.P.

By:	/s/ Carl John Hansen
Name:	Carl John Hansen
Title:	Director

CVC European Equity V Limited as general partner of CVC EUROPEAN EQUITY PARTNERS V (C) L.P.

By:	/s/ Carl John Hansen
Name:	Carl John Hansen
Title:	Director

CVC European Equity V Limited
as general partner of
CVC EUROPEAN EQUITY PARTNERS V (D) L.P.

By:	/s/ Carl John Hansen
Name:	Carl John Hansen
Title:	Director

CVC European Equity V Limited as general partner of
CVC EUROPEAN EQUITY PARTNERS V (E) L.P.

By:	/s/ Carl John Hansen
Name:	Carl John Hansen
Title:	Director

CLIFF INVESTMENT PTE. LTD.

By:	/s/ Eric Wilmes
Name:	Eric Wilmes
Title:	Authorized Signatory

Exhibit A

Term Sheet

This Term Sheet sets forth the principal terms pursuant to which the Investment (as defined below) would be made. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Agreement of which this Exhibit A forms a part.

Issuer:	Endurance Specialty Holdings Ltd. (the “Company”)

Investment:	$250 million (the “Investment”).

Security:	Newly issued ordinary shares, par value $1.00 per share, of the Company (the “Ordinary Shares”).

Listing:	NYSE

Purchase Price Per Ordinary Share:	The purchase price per share of the Ordinary Shares shall be equal to $50.03, as adjusted for any stock splits, stock dividends or combinations prior to the closing of the Investment (the “Purchase Price Per Ordinary Share”).

Warrants:

Upon the closing of the Investment, the Company will grant to the Equity Option Investors on a pro rata basis warrants (the “Warrants”) to purchase Ordinary Shares equal to 38.5% of the number of Ordinary Shares acquired by the Equity Option Investors in connection with the Investment, at an exercise price equal to $58.86 per share, as adjusted for any stock splits, stock dividends or combinations prior to the closing of the Investment.

The Warrants will have a term of 10 years from the closing date of the Investment. Any dividends (other than stock dividends) on the Ordinary Shares will reduce the exercise price of the Warrants. The Warrants will have customary anti-dilution protection for share-splits, share combinations, share dividends and certain distributions to shareholders. In addition, the holder of Warrants will have the right to exchange the Warrants for Ordinary Shares of equivalent value in a transaction intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) as well as the right to exercise the Warrants by means of a customary cashless exercise provision.

The CVC Purchaser shall have the right to transfer up to 1.5% of the total Warrants (the “Warrant Transfer”) and each Equity Option Investor shall share a pro rata reduction in the number of Warrants received; provided that any such Warrant Transfer shall only be made to a person or entity in consideration for providing insurance industry consulting services to an Equity Option Investor or its affiliates.

No Equity Option Investor or any of its affiliates is permitted to compensate any of the Company’s financial advisors in any manner, including through a Warrant Transfer, in connection with the Transaction.

No Equity Option Investor or any of its affiliates is permitted to compensate any director of the Company or any its subsidiaries with respect to his or her service on such board of directors or any committee thereof.

Board Representation:

Upon the closing of the Investment by the CVC Purchaser, the CVC Purchaser shall have the right to nominate one director (the “CVC Nominated Director”) to the Board of Directors of the Company. In the event the CVC Nominated Director is any person other than Christopher Stadler or Kamil Salame, such CVC Nominated Director shall be subject to the approval of the Company’s Board of Directors (such approval not to be unreasonably withheld) and shall, in all cases, qualify as an independent director for purposes of NYSE rules. The CVC Purchaser will not nominate any person who is, or formally was, a director, officer, manager, partner or employee of an entity owned or controlled by a foreign government or instrumentality of a foreign government or any of its affiliates, and in the event that the CVC Nominated Director becomes a director, officer, manager, partner or employee of an entity owned or controlled by a foreign government or instrumentality of a foreign government or any of its affiliates, the CVC Purchaser shall cause the CVC Nominated Director to forthwith resign from the Board of Directors of the Company, and shall nominate a CVC Nominated Director to replace such resigning CVC Nominated Director who satisfies the requirements set forth in the first part of this sentence.

The CVC Purchaser will continue to have the right to nominate one director so long as the CVC Purchaser owns at least $100 million of the Ordinary Shares purchased pursuant to the Investment (based on the Purchase Price Per Ordinary Share) (excluding any Ordinary Shares issued and outstanding in connection with the CVC Purchaser’s exercise of the Warrants).

For so long as the CVC Purchaser owns at least the requisite amount of Ordinary Shares as set forth above, the Nominating and Corporate Governance Committee of the Company’s Board of Directors will submit one CVC Nominated Director to be nominated at an annual general meeting of the Company shareholders.[1]

[1]	In the event of a casual vacancy on the Company’s Board of Directors (e.g., in the event the CVC Nominated Director is not re-elected or a newly proposed designee of the CVC Purchaser is not elected, as the case may be, resulting in a vacancy on the Board), the then remaining directors will appoint another director designated by the CVC Purchaser as such director’s successor for the term applicable to such non-reelected CVC Nominated Director or non-elected proposed designee, as the case may be. For clarity, a new designee of the CVC Purchaser will be nominated by the CVC Purchaser to the Board as a replacement in respect of any CVC Nominated Director not being re-elected or a newly proposed designee of the CVC Purchaser not being elected (i.e., cannot simply re-nominate a director who was not approved by the Company’s shareholders to any such casual vacancy).

Any CVC Nominated Director will be entitled to enter into an indemnification agreement on the same terms as those entered into by other directors of the Company.

Preemptive Rights:	For so long as the Equity Option Investors own at least $100 million of the Ordinary Shares purchased pursuant to the Investment (based on the Purchase Price Per Ordinary Share) (excluding any Ordinary Shares issued and outstanding in connection with the Equity Option Investors’ exercise of the Warrants), each Equity Option Investor will be entitled to purchase its then current pro rata portion (as represented by Ordinary Shares, excluding any Ordinary Shares issued and outstanding in connection with such Equity Option Investor’s exercise of the Warrants) of any future issuances by the Company of its Ordinary Shares or securities convertible into, or exchangeable or exercisable for, Ordinary Shares on the same terms as such Ordinary Shares or such other securities are being issued, other than (i) pursuant to the granting or exercise of employee share options, RSUs or restricted shares pursuant to the Company’s equity-based incentive plans, (ii) an issuance of Ordinary Shares under the Company’s employee share purchase plan, (iii) pursuant to a refinancing of the Company’s Preferred Shares outstanding immediately after the closing of an Acquisition Transaction with convertible Preferred Shares with a conversion price per Ordinary Share or Ordinary Shares with an issue price per Ordinary Share lower than the Purchase Price Per Ordinary Share (as equitably adjusted for any reclassification, stock split (including reverse stock split), subdivision, combination, exchange or readjustment of Ordinary Shares on or after the Acquisition Transaction Closing Date, or any stock dividend or distribution with a record date on or after the Acquisition Transaction Closing Date), (iv) any issuance of any equity securities (or securities convertible into, or exchangeable or exercisable for, equity securities) in connection with the replacement or refinancing of any debt incurred by the Company used to fund the cash portion of the consideration to be paid in connection with an Acquisition Transaction and (v) such other exemptions as may be mutually agreed to by the Company and the Equity Option Investors.

Access to Management and Information Rights:	For so long as the Equity Option Investors own at least $100 million of the Ordinary Shares purchased pursuant to the Investment (based on the Purchase Price Per Ordinary Share) (excluding any Ordinary Shares issued and outstanding in connection with the Equity Option Investors’ exercise of the Warrants), the Equity Option Investors shall be entitled to access to management and information rights customary for investments of this type, subject to appropriate confidentiality restrictions.

Conditions to Closing:	Expiration or early termination of the waiting period under the HSR Act; no injunction; and listing of the Ordinary Shares on the NYSE.

Lock-Up:

No Equity Option Investor shall transfer any Ordinary Shares acquired by it in connection with the Investment (including any Ordinary Shares acquired upon the exercise of the Warrants) to any Person (as defined below), other than to a Permitted Transferee (as defined below) thereof prior to 12 months following the closing of the Investment except (i) in connection with a tender offer for the Ordinary Shares approved by the Board of Directors of the Company or (ii) to the Company pursuant to an authorized share repurchase program, in each case on a pro rata basis (as represented by Ordinary Shares, including any Ordinary Shares issued and outstanding in connection with the Equity Option Investors’ exercise of the Warrants). With respect to clause (ii) of the preceding sentence, the Company and the Equity Option Investors will work together in good faith to agree upon the timing, pricing and mechanics for undertaking any such share repurchase from the Equity Option Investors.

The 12 month lock-up period set forth in previous paragraph shall automatically terminate in the event the Company takes any of the following actions without the prior written approval of the CVC Purchaser: (1) any merger or consolidation with another company or material investment in another company, in either case having a value of greater than 20% of the tangible book value of the Company; (2) any acquisition or disposition of assets greater than 20% of the tangible book value of the Company; (3) any voluntarily initiated liquidation; (4) amend the Company’s organizational documents in a manner that would materially adversely and disproportionately affect the Equity Option Investors compared to the other shareholders; (5) change the tax domicile of the Company; or (6) remove the Chief Executive Officer of the Company, other than for Cause (as such term is defined in the Chief Executive Officer’s employment agreement).

No Equity Option Investor shall transfer any Warrant to any Person, other than to a Permitted Transferee thereof or pursuant to a Warrant Transfer, prior to 12 months following the closing of the Investment.

“Permitted Transferee” means: (i) any Affiliate (as defined below) of the applicable Equity Option Investor, so long as such Person remains an Affiliate thereof (upon such Person ceasing to be an Affiliate thereof, the Ordinary Shares or Warrants, as applicable, are required to be transferred back to the applicable Equity Option Investor; (ii) any general or limited partner or member of the applicable Equity Option Investor and any corporation, partnership or other entity that is an Affiliate of such general or limited partner or member, so long as such Person remains an Affiliate thereof (upon such Person ceasing to be an Affiliate thereof, the Ordinary Shares or Warrants, as applicable, are required to be transferred back to the applicable Equity Option Investor); (iii) any managing director, general partner, director, limited partner, member or officer of the applicable Equity Option Investor, or any spouse, lineal descendant, sibling, parent, heir, beneficiary under a will or similar instrument, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing natural Persons described in this clause (iii), or (iv) any trust the beneficiaries of which, or any corporation, limited liability company or partnership the shareholders, members or general or limited partners of which, include only the applicable Equity Option Investor or any Persons described in clauses (ii) or (iii), their spouses or their lineal descendants.

“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person; provided that for purposes of this definition, (a) “control” means (i) the power to direct the management and policies of a Person, directly or indirectly, through the ownership of voting securities or by binding contract, (ii) ownership of at least a majority of the voting power of such Person and (iii) the ability to appoint or elect at least a majority of the board of directors or other governing body of such Person at all times; the terms “controlled” and “controlling” have meanings correlative to the foregoing and (b) “common control” means that the same Person owns, directly or indirectly, at least 80% of the economic and voting interests in such Person and such Affiliate; provided that the foregoing percentage limitation will not restrict inter-fund transfers otherwise meeting the requirements of clause (a) above).

“Person” means an individual, partnership, corporation, limited liability company, joint venture, joint stock company, trust, unincorporated organization, government (or an agency or political subdivision thereof) or other entity.

Prior to any transfer of Ordinary Shares or Warrants to a Permitted Transferee, such Permitted Transferee shall agree to be bound by the terms herein.

Investor Standstill:	Neither the Equity Option Investors nor any of their respective affiliates or Representatives (in the case of any Representative, so long as such Person is acting for or on behalf of the foregoing Persons) will, during the period following the closing of the Investment until the later of (a) the five year anniversary of the closing of the Investment or (b) the Equity Option Investors beneficially owning less than 15% in the aggregate of the ownership of the Company acquired by them in connection with the Investment (as represented by Ordinary Shares, including any Ordinary Shares issued and outstanding in connection with the Equity Option Investors’ exercise of the Warrants), without the consent of a majority of the Company’s Board of Directors (exclusive of the CVC Nominated Director), assist, advise, act in concert or participate with or encourage others to, directly or indirectly: (i) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of, or economic exposure to, any of the assets, liabilities, businesses or securities of the Company or any direct or indirect subsidiary thereof, or any rights or options (including through any economic, hedging or “short sale” transactions) to acquire such ownership or economic exposure (including from any third party) (provided, however, that this clause (i) shall not prohibit any acquisition of (A) securities of the Company or any direct or indirect subsidiary thereof made in the ordinary course of any Equity Option Investor’s portfolio investment operations, which shall in no case include acquisitions in the aggregate by such Equity Option Investor (together with its affiliates) in excess of 4.99% of the outstanding amount of any class of securities of the Company or any direct or indirect subsidiary thereof (provided that from and after the date of the Investment, the investor identified on Schedule I to the Agreement of which this Exhibit A forms a part and its affiliates (including its public operations and its investment operations) will not own in excess of 9.9% of the Ordinary Shares on an aggregate basis), (B) Ordinary Shares through the exercise of the Warrants or (C) Ordinary Shares by the CVC Purchaser from the investor identified on Schedule I to the Agreement of which this Exhibit A forms a part or its affiliates, including any Ordinary Shares issued and outstanding in connection with such Equity Option Investor’s or its affiliates’ exercise of any Warrants; (ii) publicly (or privately, except to the extent public disclosure by the Company or the Equity Option Investors would not be required as reasonably determined by the Company) offer to enter into, or publicly (or privately, except to the extent public disclosure by the Company or the Equity Option Investors would not be required as reasonably determined by the Company) propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof; (iii) initiate any shareholder proposal or the convening of a shareholders’ meeting of or involving the Company or any direct or indirect subsidiary thereof; (iv) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into, exchangeable for or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act); (v) otherwise seek or propose to influence, advise, change or control the management, board of directors (including proposing any director nominees), governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof, other than through exercise of the rights of the Equity Option Investors contemplated hereby; (vi) enter into any discussions, negotiations, agreements, arrangements or understandings with any other Person (other than the Equity Option Investors or any of their respective affiliates subject to compliance with the foregoing clauses (i) through (vi)) with respect to any matter described in the foregoing clauses (i) through (vi) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries; (vii) request a waiver, grant any consent under or otherwise not enforce any provision of this paragraph of the Investor Standstill, except during the period the Company’s Board of Directors has publicly announced (and not publicly withdrawn) that the Company is evaluating strategic alternatives and the Company is in fact soliciting acquisition proposals or (viii) make any public disclosure, or take any action that could reasonably be expected to require the Equity Option Investors or the Company to make a public disclosure, with respect to any of the matters set forth in this paragraph of the Investor Standstill, other than any public disclosure by the Equity Option Investors or any of their respective affiliates which is required by judicial or governmental order, discovery request, subpoena or similar compelled process (other than any such process commenced by the Equity Option Investors or their respective affiliates).

The foregoing provisions shall in no way limit the ability of the CVC Nominated Director to take actions (or to refrain from taking actions) in his or her capacity as a director of the Company or for the Equity Option Investors to exercise their other rights contemplated hereby, and shall not limit the ordinary course activities of the investor identified on Schedule I to the Agreement of which this Exhibit A forms a part or CVC Credit Partners Holdings Limited and its subsidiaries (including, without limitation, brokerage, investment, financial, merger or other advisory, financing, asset management, trading, market making, arbitrage, and investment activities conducted in the ordinary course of business), if such activities are conducted in compliance with standard practices and procedures (including those known as “Chinese Walls”) restricting the flow of information between personnel of the Equity Option Investors who have access to material non-public information of the Company and personnel of affiliates of the investor identified on Schedule I to the Agreement of which this Exhibit A forms a part or CVC Credit Partners Holdings Limited.

Board Fees:	The Company shall pay the CVC Nominated Director annual compensation, including director fees, equity compensation, and expenses equivalent to those paid to the Company’s other outside directors.

Representations and Warranties:	The Company will make customary representations and warranties to the Equity Option Investors for an equity investment of the size contemplated hereby.

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